EXHIBIT 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE - MIG)

CONTACT:	Karen M. Spaun	Holly Moltane
	Chief Financial Officer	Director of External Financial Reporting
	(248) 204-8178	(248) 204-8590

MEADOWBROOK INSURANCE GROUP, INC.
ANNOUNCES ACQUISITION OF EXCESS WORKERS’
COMPENSATION PROGRAM MANAGER
SOUTHFIELD, MICHIGAN
April 17, 2007
Meadowbrook Insurance Group, Inc. (NYSE: MIG) announced today that it has entered into a definitive agreement to acquire U.S. Specialty Underwriters, Inc. (“USSU”) for a purchase price of $23.0 million. The purchase price is comprised of $13.0 million in cash and $10.0 million in Meadowbrook stock. Total additional shares issued for the $10.0 million portion of the purchase price were 907,935 shares.
Based in Cleveland, Ohio, USSU is a specialty program manager that produces fee based income by underwriting excess workers’ compensation coverage for a select group of insurance companies. USSU has a nationwide network of agents and brokers that service the self-insurance industry. USSU focuses on self-insureds within the healthcare industry and public schools in twenty-nine states.
Commenting on the acquisition, Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated: “We welcome the management team of USSU to Meadowbrook. They bring 24 years of experience specializing in risk management solutions for self-insured hospitals and universities. This acquisition provides growth to our fee-based operations and complements our existing public entity excess workers’ compensation program. This growth in our fee-based operating cash flows provides available capital to contribute to our insurance subsidiaries for future premium growth, select acquisitions, or other capital strategies.”
Daniel J. Clark, USSU’s Chief Executive Officer, commented: “We are pleased to join Meadowbrook Insurance Group. The expanded resources and support they provide position USSU to continue to grow as a premier provider of excess workers’ compensation products.”
Commenting on the impact to Meadowbrook’s earnings outlook, Mr. Cubbin stated: “We expect the acquisition to be slightly dilutive on a GAAP earnings per share basis in 2007 as we amortize the portion of the purchase price associated with the customer lists and as a result of the additional shares issued for the share portion of the purchase price. We expect 30% growth in our non-regulated earnings, before interest, taxes, depreciation and amortization as a result of this acquisition.
“Our 2007 full year guidance remains the same. We anticipate earnings to be between $0.80 to $0.85 per share. Our corporate strategy emphasizes a balance of revenue growth between commissions, fees, and underwritten premiums, and improving productivity and customer service through investments in technology, training, and overall improvements in our business processes.”
The transaction closed concurrent with signing of the definitive agreement.

PRESS RELEASE	PAGE 2

About Meadowbrook Insurance Group
A leader in the alternative risk market, Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, brokers, professional/trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements. Please refer to the Company’s most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.